Exhibit 99.1

Trupanion Announces Appointment of Fawwad Qureshi as Chief Financial Officer
- A senior financial leader for over two decades, Qureshi brings a wealth of experience driving growth and profitability for publicly-traded, global growth organizations -

Seattle, WA – September 6, 2023 – Trupanion, Inc. (Nasdaq: TRUP), the leading provider of pet medical insurance for cats and dogs, announced today the appointment of Fawwad Qureshi as Chief Finance Officer. Mr. Qureshi will officially join Trupanion on September 25, 2023.
Mr. Qureshi joins Trupanion with over 20 years of senior-level financial experience, successfully steering growth in revenue and profitability for publicly-traded, global growth companies. Notably, during his most recent tenure at Expedia Group as Senior Vice President of Finance and CFO of Brands, Qureshi had full P&L and commercial responsibility for its over $9 billion portfolio of world-class consumer brands including Expedia, Vrbo, Hotels.com, Orbitz and Travelocity.
Prior to Expedia, Qureshi acted as the CFO for Nike Global Technology, where he managed its omni-channel portfolio of technology investments, covering digital product development for consumer-facing, e-commerce properties. Prior to that, he worked at Intel in finance positions of increasing seniority.
“We are thrilled to welcome Fawwad to Trupanion. He joins Trupanion with a pedigree of senior financial leadership in rapidly growing, consumer businesses. His well-established track record of managing multiple P&Ls for global growth companies will benefit us greatly as we work to achieve both our near and long-term goals,” said Margi Tooth, President of Trupanion. “At a time where we are helping more pets than ever, across multiple products, channels and geographies, I’m excited to have him aboard and leading this critical and growing function.”
“Fawwad’s appointment to Chief Financial Officer reinforces the future-focused leadership team that we have been building over time,” said Darryl Rawlings, founder, Chief Executive Officer and Chair of the Board. “His experience as an operations-focused, financial leader for large global enterprises is a great addition to Trupanion.”
“Trupanion’s mission to help care for pets is inspiring,” said Fawwad Qureshi, Trupanion’s incoming CFO. “With an underserved market and leading products, Trupanion is well positioned for the future. I am excited to join and support the team in our mission to help loving, responsible pet owners around the world.”
Mr. Qureshi holds a Master of Business Administration from Boston University and a Bachelor of Arts from St. Olaf College.
Wei Li, who has acted as interim CFO since June, will remain with Trupanion in the capacity of SVP, Finance and Corporate Controller.
Ms. Tooth added, “I am immensely grateful to Wei for his partnership, service and leadership as interim CFO, and know he will continue to be an incredible asset to our company.”
About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, Europe, Puerto Rico and Australia with over 900,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion. These statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All such statements are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.
For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequently filed reports on Forms 10-Q, 10-K and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com.

Contact:
Laura Bainbridge, Senior Vice President, Corporate Communications
206.607.1929
InvestorRelations@trupanion.com
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